EXHIBIT 99.5

       MERIDIAN TO ACQUIRE UNITED COUNTIES BANCORPORATION
              Enhances New Jersey Banking Franchise

          Reading, Pa., May 24, 1995 -- Meridian Bancorp, Inc. (NASDAQ/NMS: MRDN) and United Counties Bancorporation (NASDAQ:
UCTC) jointly announced today the signing of a definitive agreement to merge in a stock-for-stock exchange valued at $360 million.

          United Counties is a $1.6 billion bank holding company based in Cranford, New Jersey, with 35 branches in Middlesex, Monmouth, Morris, Somerset and Union counties. Meridian Bancorp is a $15 billion diversified financial services holding company headquartered in Reading, Pa., with 319 branches throughout the eastern half of Pennsylvania, southern New Jersey and the state of Delaware.

          The agreement has been approved by both Boards of Directors. Subject to regulatory and shareholder approvals, the transaction is expected to close in late 1995 or first quarter
1996.

          Upon completion of the transaction, United Counties will merge into Meridian Bancorp's New Jersey banking subsidiary, Meridian Bank, New Jersey. The resultant bank will be headquartered in Cranford and, as of March 31, 1995, would have total assets of $2.2 billion, with 59 branches in 11 counties.

          Under the terms of the definitive agreement, each share of United Counties' common stock would be exchanged for
5.00 shares of Meridian common stock. The acquisition will be accounted for as a pooling of interests and will be a tax-free exchange for United Counties shareholders.

          "The United Counties acquisition will further enhance Meridian's position in New Jersey banking market," said Samuel A. McCullough, chairman, president and chief executive officer of Meridian Bancorp. "The merger offers Meridian and United Counties an outstanding opportunity to profitably expand United Counties' array of financial products and services in the retail, middle-market and business banking market segments.

          "United Counties is an outstanding banking organization as evidenced by its performance. In 1994, the company's return on average assets was 1.46 percent and return on average equity was 13.88 percent," McCullough said.

          McCullough emphasized that the acquisition is consistent with Meridian's low-risk expansion strategy and will be accretive to earnings per share within 18 months after closing. He also stressed the benefits of affiliating with high-quality institutions, noting that the United Counties acquisition would enable Meridian to grow from a strong capital and highly liquid financial position, along with providing the added capability of better penetration in United Counties' marketplace.

          "We are pleased to have reached a definitive agreement with Meridian that will provide outstanding value to our shareholders," said Eugene H. Bauer, chairman and chief executive officer of United Counties. "Our customers will reap the benefits of an expanded branch system, a broader array of deposit and credit products, and a technologically advanced bank that shares our commitment to being the best in each of its communities.

          "At the same time, this is a bittersweet moment for me personally," said Bauer, who will become a consultant to Meridian after the closing of the transaction. "This is clearly the right time and the right partner for a merger. I've spent the last
23 years building upon the accomplishments of my father, Raymond, and his father, George. I value deeply the relationships I've built in our communities. Though I'm eager to get started on many new activities, I will remain actively involved throughout the merger to ensure a smooth transition."

          Since Bauer's election as chief executive officer in 1980, United Counties shareholders' equity has increased four-fold, almost exclusively through internal growth. The bank currently holds a Sheshunoff rating of A+/96.

          In connection with the execution of the merger agreement, United Counties granted Meridian an option to acquire
375,000 shares of United Counties stock at $125 per share under certain circumstances. Also, United Counties will receive two seats on Meridian's Board of Directors.

          Meridian and United Counties had entered into a letter of intent in August 1994 but the parties were unable to reach a definitive agreement due to prevailing equity market conditions and an inability to agree on certain terms. Since that time, the interest rate environment and equity market for banks have changed favorably, enabling both companies to further study and perfect the plan of merger.